Exh 99.1 - Press Release Dated March 17, 2017

News Release:
Contact: Thomas W. Schneider, President and CEO (315) 343-0057

For Immediate Release:

Dowd Named Executive Vice President, C00/CFO at Pathfinder Bank
OSWEGO, New York (March 17th, 2017) – James A. Dowd, CPA,  has been named Executive Vice President, Chief Operating Officer and Chief Financial Officer at Pathfinder Bank, according to Thomas Schneider, President and CEO.

Dowd's primary responsibilities as Executive Vice President will be to oversee and direct the daily activities of the Bank's branch network. He will continue to oversee the Bank's Accounting and Finance activities, as well as he organizations Marketing and Facilities departments.
"The appointment and promotion of Jim to Executive Vice President and Chief Operating Officer, while retaining the CFO role, is part of our long planned management succession and executive development program," said Schneider.
"Jim has long ago moved beyond the traditional financial role, which is supported by our VP of Finance and VP controller. This move aligns the branch delivery system with his marketing and facilities oversight, which provides for close coordination of services between deposits and lending. Jim's 23 year banking career and community leadership roles have progressively helped us align our vision with our strategic execution."
Dowd earned his Bachelor of Science in Accounting from SUNY Oswego with a minor in Economics and Philosophy.
As a lifelong resident of Oswego, Dowd has garnered various community and banking awards for his volunteer and professional work over the years. In 2012, Dowd was named Financial Executive of the Year by the Central New York Business Journal. Dowd also received the 40 Under 40 Award for CNY in 2004.
Dowd currently serves as a member of the Board for the Oswego County Land Bank and as Vice President of the Board for Riverside Cemetery.  In addition, Dowd spent 13 years in a leadership role with Oswego Harbor Festivals, Inc., including two years as the Festival's president. He was also a long-term Board member of Arts and Culture for Oswego County.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.

Tascarella Named Executive Vice President, Chief Credit Officer

OSWEGO, New York (March 17th, 2017) – Ron Tascarella has been named Executive Vice President and Chief Credit Officer, according to Thomas W. Schneider, President and CEO.

 "We are very pleased to recognize Ron with this promotion," said Schneider. "With nearly four decades of experience in community banking, Ron has consistently and successfully dedicated himself to providing customers the best banking experience. His leadership, strong vision, business acumen and commitment to our mission will be instrumental in the execution of our strategic plan and our continued growth."

Tascarella's duties as Executive Vice President will be to continue to oversee the Bank's commercial, mortgage and consumer lending functions while focusing on providing a strong community presence through growth and service of the Bank's customer base.

 Tascarella is a 1979 graduate of SUNY Oswego, with a Bachelor of Science in Business Administration. He resides in Oswego with his wife, Cindy.

Tascarella plays an active role in the community currently holding positions as member of the World Blind Union, Advisor of the SUNY Oswego Student Investment Club, Treasurer of the Oswego Revitalization Corp Board of Directors, a member of the Arise Advisory Committee, Chairperson of the Empire State Employment Resources Board, and a Member of the New York State Procurement Council.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.